UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

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CENAQ Energy Corp.

(Name of Registrant as Specified In Its Charter)

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CENAQ Energy Corp.
4550 Post Oak Price Drive, Suite 300
Houston, Texas 77027

PROXY STATEMENT SUPPLEMENT

December 30, 2022

TO THE STOCKHOLDERS OF CENAQ ENERGY CORP.:

This supplement (“Proxy Supplement”) to the definitive proxy statement of CENAQ Energy Corp. (the “Company”) dated November 10, 2022 (as supplemented, the “Proxy Statement”) contains updates to the PIPE Financing in the Proxy Statement as follows. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Proxy Statement.

PIPE Financing Update

In connection with the execution of the Business Combination Agreement, on August 12, 2022, CENAQ entered into Subscription Agreements with each of the New PIPE Investors, pursuant to which the New PIPE Investors agreed to purchase, and CENAQ agreed to sell to the New PIPE Investors, an aggregate of 8,000,000 PIPE Shares for a purchase price of $10.00 per share and an aggregate purchase price of $80,000,000, in the PIPE Financing. Of the $80,000,000 of commitments, Holdings has agreed to purchase 800,000 shares to be sold in the PIPE Financing for an aggregate commitment of $8,000,000, and Arb has agreed to purchase 7,000,000 shares to be sold in the PIPE Financing for an aggregate commitment of $70,000,000, provided, that, to the extent funds in the Trust Account immediately prior to Closing, after giving effect to the exercise of Redemption Rights, exceed the Trust Threshold, each $10.00 increment of such excess funds shall reduce Arb’s commitment by $10.00 up to a maximum reduction of $20.0 million. Arb previously notified us as of the record date, November 7, 2022, that it had raised financing to purchase only 5,000,000 PIPE Shares for an aggregate of $50,000,000 (out of its full commitment of 7,000,000 PIPE Shares for an aggregate of $70,000,000). As of the date of this Proxy Supplement, Arb has notified us that it has received nonbinding commitments to purchase only 3,000,000 PIPE Shares for an aggregate of $30,000,000. Arb is continuing to raise funds necessary to purchase its full commitment. If Arb does not fund its full commitment in accordance with the terms of its Subscription Agreement, we may not be able to satisfy the closing condition of having gross proceeds from the PIPE Financing of not less than $80,000,000 in order to consummate the business combination. If such closing condition is not met or waived by Holdings and Intermediate in accordance with the terms of the Business Combination Agreement or if Holdings and Intermediate do not agree to amend such closing condition, we may not be able to consummate the business combination.